UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2017 (August 15, 2017)

TIANCI INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada		45-5440446
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

No. 45-2, Jalan USJ 21/10 Subang Jaya 47640 Selangor Darul Ehsan, Malaysia
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 86-0755 83695082

Xusheng Building, Yintian Road, Bo’an District, Shenzhen, Guangdong Province, People’s Republic of China
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.01.	Changes in Control of Registrant

On August 3, 2017, Tianci International, Inc., a Nevada corporation, (the “Company”) entered into a Stock Purchase Agreement (the “SPA”) with Shifang Wan (the “Seller”), the record holder of 4,397,837 common shares, or approximately 87.00% of the issued and outstanding of Common Stock of the Company (the “Shares”), and Chuah Su Chen and Chuah Su Mei (collectively, the “Purchasers”, and together with the Company and the Seller, the “Parties”). Pursuant to the SPA, the Seller sold to the Purchasers and the Purchasers acquired from the Sellers the Shares for a total gross purchase price of Three Hundred Fifty Thousand Dollars ($350,000). The acquisition was consummated on August 15, 2017. The Purchasers used personal funds to acquire the Shares.

Upon the consummation of the sale, Ms. Cuilian Cai resigned from her positions as director, Chief Executive Officer and Chief Financial Officer of the Company. Her resignation was not due to any dispute or disagreement with the Company on any matter relating to the Company's operations, policies or practices.

The following individuals were appointed to serve in the positions set forth next to their names below:

Name	Age	Position
Chuah Su Chen	34	Director, Chief Financial Officer and Secretary
Chuah Su Mei	38	Director, Chief Executive Officer and President
Yeow Yuen Kai	44	Director and Chief Technology Officer

Each director will serve until the next annual meeting of stockholders of the Company and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Chuah Su Chen and Chuah Su Mei are sisters. Except as set forth above, none of the directors have a direct family relationship with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer. The foregoing individuals will serve in their positions without compensation. The Company hopes to enter into a compensatory arrangement with each officer in the future.

The following is additional information regarding each director and executive officer.

Chuah Su Mei. Chuah Su Mei, age 34, will serve as the Chief Executive Officer, President and Director of Tianci International, Inc. upon the consummation of the acquisition. Ms. Chuah has served as the Finance Director of Ezytronic Sdn. Bhd. since December 2007. Ms. Chuah served as the Shipping Coordinator for Eurotrans Charter Sdn. Bhd. from October 2005 to April 2007. Ms. Chuah brings to the Board of Directors her accounting and financial experience. Ms. Chuah received her Bachelor in Business Finance (Honors) from the University of Hertfordshire via Inti College Subang Jaya in 2005 and her Diploma in Business Finance from Inti College Subang Jaya in 2004.

Chuah Su Chen. Chuah Su Chen, age 38, will serve as the Chief Financial Officer, Secretary and Director of Tianci International, Inc. upon the consummation of the acquisition. Ms. Chuah has 11 years of experience in end-to-end payment cards processes, systems and organization design. Ms. Chuah has served as the Chief Operations Officer of World Cloud Ventures Sdn. Bhd. since May 2016. From April 2008 to April 2016, she served as the New Design Implementation Coordinator of Shell Malaysia Trading Sd. Bhd., a company that wholesales and distributes petroleum and provides a range of technical, human resources, financial and business support services, and expertise to the Shell Group, where she has held various positions covering credit processing, customer service, quality assurance, operations, global process and organizational design. Ms. Chuah received her Bachelor of Business in Finance and Banking from Charles Stuart University in 2010 and her Diploma in Business Studies from Help Institute Sdn. Bhd. in 1998. Ms. Chuah brings to us her broad and deep experience in the payment cards industry.

Yeow Yuen Kai. Yeow Yuen Kai, age 44, will serve as our Chief Technology Officer and Director of Tianci International, Inc. upon the consummation of the acquisition. Mr. Yeow has approximately two decades of experience in the information systems and application development industry. Mr. Yeow has served as the Senior Software Engineer at World Cloud Ventures Sdn. Bhd. since October 2016. From January 2005 to September 2016, Mr. Yeow was a software engineer for Exact ADC Sdn. Bhd., a research and development center for Exact Software, a software company headquartered in Delft, Netherland. Mr. Yeow received his Bachelor of Science in Information Systems from Campbell University in 1997. Mr. Yeow brings to the board his deep experience in information technology and software systems.

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure provided in Item 5.01 above is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 15, 2017	Tianci International, Inc.

	By:	/s/ Chuah Su Mei
	Name:	Chuah Su Mei
	Title:	Chief Executive Officer

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